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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180684
Registration No. 333-180684-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 12, 2012)

Ferrellgas Partners, L.P.

2,040,818 Common Units

Representing Limited Partner Interests

        We are selling 2,040,818 common units representing limited partner interests.

        Our common units trade on the New York Stock Exchange under the symbol "FGP." On April 29, 2014, the last sale price of the common units as reported on the New York Stock Exchange was $24.72 per common unit.

        Investing in the common units involves risks that are described in the "Risk Factors" section beginning on page S-9 of this prospectus supplement and "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended July 31, 2013.

	Per Common Unit	TOTAL

Public offering price*	$24.50	$50,000,000.00

Proceeds, before expenses, to us	$24.50	$50,000,000.00

*
Based upon a 5-day volume-weighted average trading price for the 5 days ending April 29, 2014

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The common units will be ready for delivery on or about May 1, 2014.

        The date of this prospectus is April 30, 2014.

        YOU SHOULD CAREFULLY READ THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING BASE PROSPECTUS AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION IN EACH OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

        The information in this prospectus supplement is accurate as of the date hereof. You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus and the information we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus supplement, the accompanying base prospectus or the information we have incorporated by reference is accurate as of any date other than the date of the respective document or information, as applicable. If information in any of the documents we have incorporated by reference or in the accompanying base prospectus conflicts with information in this prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        For purposes of this prospectus supplement and the accompanying base prospectus, unless otherwise indicated or the context otherwise requires, when we refer to "us," "we," "our," or "ours," we describe Ferrellgas Partners, L.P. together with our subsidiaries, including our operating partnership, Ferrellgas, L.P.

Prospectus Supplement

Base Prospectus dated June 12, 2012

i

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These statements often use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

        Forward-looking statements are not guarantees of performance. Undue reliance should not be put on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

        Some of our forward-looking statements include the following:

  •
  whether Ferrellgas, L.P. will have sufficient funds to meet its obligations, including its obligations under its debt securities, and to enable it to distribute to Ferrellgas Partners, L.P. sufficient funds to permit Ferrellgas Partners, L.P. to meet its obligations with respect to its existing debt;

  •
  whether Ferrellgas Partners, L.P. and Ferrellgas, L.P. will continue to meet all of the quarterly financial tests required by the agreements governing their indebtedness; and

  •
  our expectations that in fiscal 2014 propane gallons sold will be greater than in fiscal 2013 primarily due to colder than prior year winter weather; our expectations that "Total revenues" and "Cost of product sold-propane and other gas liquids sales" will increase in fiscal 2014 based upon the effect of the current increase in the wholesale price of propane; and our expectations that "Net earnings" in fiscal 2014 will approximate "Net earnings" in fiscal 2013 primarily due to our expectation that net earnings from the colder than prior year temperatures will offset the effect of losses from the restructuring of debt which occurred in November 2013.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and in our Quarterly Reports on Form 10-Q for the fiscal quarter ended October 31, 2013, and for the fiscal quarter ended January 31, 2014. See "Where You Can Find More Information."

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, which is incorporated by reference in this prospectus supplement. See "Where You Can Find More Information." Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions or pay interest on the principal of any of our debt securities. We do not undertake any obligation to update any forward-looking statements after distribution of this prospectus supplement.

 SUMMARY

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common units and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information about us and the common units, some of which may not apply to this offering. Generally, when we refer to the "prospectus," we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        This summary may not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the other information incorporated by reference to understand fully the terms of our common units being offered hereunder, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the section entitled "Risk Factors" on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 to determine whether an investment in our common units is appropriate for you. See also "Where You Can Find More Information" on page S-14 of this prospectus supplement.

 Ferrellgas Partners, L.P.

        We believe we are a leading distributor of propane and related equipment and supplies to customers primarily in the United States and conduct our business as a single reportable operating segment. We believe we are the second largest retail marketer of propane in the United States as measured by the volume of our retail sales in fiscal 2013 and the largest national provider of propane by portable tank exchange.

        We serve residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico. Our operations primarily include the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers' premises or to portable propane tanks delivered to nationwide and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets. Our market areas for our residential and agricultural customers are generally rural while our market areas for our industrial/commercial and portable tank exchange customers are generally urban.

        In the residential and industrial/commercial markets, propane is primarily used for space heating, water heating, cooking and other propane fueled appliances. In the portable tank exchange market, propane is used primarily for outdoor cooking using gas grills. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for a variety of industrial applications, including as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.

        The market for propane is seasonal because of increased demand during the months of November through March (the "winter heating season") primarily for the purpose of providing heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in our second and third fiscal quarters, which are during the winter heating season. However, our propane by portable tank exchange sales volumes provide increased operating profits during our first and fourth fiscal quarters due to its counter-seasonal business activities. These sales also provide us the ability to better utilize our seasonal resources at our propane distribution locations. Other factors affecting our results of operations include competitive conditions, volatility in energy commodity prices, demand for propane, timing of acquisitions and general economic conditions in the United States.

        We use information on temperatures to understand how our results of operations are affected by temperatures that are warmer or colder than normal. We define "normal" temperatures based on 30 year historical information published by the National Oceanic and Atmospheric Administration. Based on this information we calculate a ratio of actual heating degree days to normal heating degree days. Heating degree days are a general indicator of weather impacting propane usage.

        Weather conditions have a significant impact on demand for propane for heating purposes during the winter heating season. Accordingly, the volume of propane used by our customers for this purpose is affected by the severity of the winter weather in the regions we serve and can vary substantially from year to year. In any given region, sustained warmer-than-normal temperatures will tend to result in reduced propane usage, while sustained colder-than-normal temperatures will tend to result in greater usage. Although there is a strong correlation between weather and customer usage, general economic conditions in the United States and the wholesale price of propane can have a significant impact on this correlation. Additionally, there is a natural time lag between the onset of cold weather and increased sales to customers. If the United States were to experience a cooling trend, we could expect nationwide demand for propane to increase which could lead to greater sales, income and liquidity availability. Conversely, if the United States were to experience a warming trend, we could expect nationwide demand for propane to decrease which could lead to a reduction in our sales, income and liquidity availability.

        Our gross margin from the retail distribution of propane is primarily based on the cents-per-gallon difference between the sales prices we charge our customers and our costs to purchase and deliver propane to our propane distribution locations. Our residential customers and portable tank exchange customers typically provide us a greater cents-per-gallon margin than our industrial/commercial, agricultural, wholesale and other customers. We track "Propane sales volumes," "Revenues—Propane and other gas liquids sales" and "Gross margin—Propane and other gas liquids sales" by customer; however, we are not able to specifically allocate operating and other costs in a manner that would determine their specific profitability with a high degree of accuracy. The wholesale propane price per gallon is subject to various market conditions, including inflation, and may fluctuate based on changes in demand, supply and other energy commodity prices, primarily crude oil and natural gas, as propane prices tend to correlate with the fluctuations of these underlying commodities.

        We employ risk management activities that attempt to mitigate price risks related to the purchase, storage, transport and sale of propane. We enter into propane sales commitments with a portion of our customers that provide for a contracted price agreement for a specified period of time. These commitments can expose us to product price risk if not immediately economically hedged with an offsetting propane purchase commitment. Moreover, customers may not fulfill their purchase agreement due to the effects of warmer than normal weather, customer conservation or economic conditions.

        We enter into interest rate derivative contracts, including swaps, to manage our exposure to interest rate risk associated with our fixed rate senior notes and our floating rate borrowings from both the secured credit facility and the accounts receivable securitization facility. Fluctuations in interest rates subject us to interest rate risk. Decreases in interest rates increase the fair value of our fixed rate debt, while increases in interest rates subject us to the risk of increased interest expense related to our variable rate borrowings.

Distribution of propane and related equipment and supplies

        Sales from propane distribution are generated principally from transporting propane purchased from third parties to our propane distribution locations and then to tanks on customers' premises or to portable propane tanks delivered to national and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets. Our market areas for residential and agricultural customers are generally rural, while our market areas for industrial/commercial and portable tank exchange customers is generally urban. We utilize marketing programs targeting both new and existing customers by emphasizing:

  •
  our efficiency in delivering propane to customers;

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  our employee training and safety programs;

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  our enhanced customer service, facilitated by our technology platform and our 24 hours a day, seven days a week emergency retail customer call support capabilities; and

  •
  our national distributor network for our commercial and portable tank exchange customers.

        The distribution of propane to residential customers generally involves large numbers of small volume deliveries. Our retail deliveries of propane are typically transported from our retail propane distribution locations to our customers by our fleet of bulk delivery trucks, which are generally fitted with tanks ranging in size from 2,600 to 3,000 gallons. Propane storage tanks located on our customers' premises are then filled from these bulk delivery trucks. We also deliver propane to our industrial/commercial and portable tank exchange customers using our fleet of portable tank and portable tank exchange delivery trucks, truck tractors and portable tank exchange delivery trailers.

        A substantial majority of our gross margin from propane and other gas liquids sales is derived from the distribution and sale of propane and related risk management activities, and is derived primarily from the following customer groups:

  •
  residential;

  •
  portable tank exchange;

  •
  industrial/commercial;

  •
  agricultural;

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  wholesale; and

  •
  other.

        Approximately 54% of our residential customers rent their tanks from us. Our rental terms and the fire safety regulations in some states require rented bulk tanks to be filled only by the propane supplier owning the tank. The cost and inconvenience of switching bulk tanks helps minimize a customer's tendency to switch suppliers of propane on the basis of minor variations in price, helping us minimize customer loss.

        In addition, we lease tanks to some of our independent distributors involved with our delivery of propane for portable tank exchanges. Our owned and independent distributors provide portable tank exchange customers with a national delivery presence that is generally not available from most of our competitors.

        Some of our propane distribution locations also conduct the retail sale of propane appliances and related parts and fittings, as well as other retail propane related services and consumer products. We also sell gas grills, grilling tools and accessories, patio heaters, fireplace and garden accessories, mosquito traps and other outdoor products through Blue Rhino Global Sourcing, Inc.

Business strategy

        Our business strategy is to:

  •
  expand our operations through disciplined acquisitions and internal growth;

  •
  capitalize on our national presence and economies of scale;

  •
  maximize operating efficiencies through utilization of our technology platform; and

  •
  align employee interests with our investors through significant employee ownership.

Expand our operations through disciplined acquisitions and internal growth

        We expect to continue the expansion of our propane customer base through the acquisition of other propane distributors. We intend to concentrate on acquisition activities in geographical areas within or adjacent to our existing operating areas, and on a selected basis in areas that broaden our geographic coverage. We also intend to focus on acquisitions that can be efficiently combined with our existing propane operations to provide an attractive return on investment after taking into account the economies of scale and cost savings we anticipate will result from those combinations. Our goal is to improve the operations and profitability of our core business as well as the businesses we acquire by integrating best practices and leveraging our established national organization and technology platforms to help reduce costs and enhance customer service. We believe that our enhanced operational synergies, improved customer service and ability to better track the financial performance of acquired operations provide us a distinct competitive advantage and better analysis as we consider future acquisition opportunities.

        We believe that we are positioned to successfully compete for growth opportunities within and outside of our existing operating regions. Our efforts will focus on adding density to our existing customer base, providing propane and complementary services to national accounts and providing other product offerings to existing customer relationships. This continued expansion will give us new growth opportunities by leveraging the capabilities of our operating platforms.

Capitalize on our national presence and economies of scale

        We believe our national presence of 875 propane distribution locations in the United States as of July 31, 2013 gives us advantages over our smaller competitors. These advantages include economies of scale in areas such as:

  •
  product procurement;

  •
  transportation;

  •
  fleet purchases;

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  propane customer administration; and

  •
  general administration.

        We believe that our national presence allows us to be one of the few propane distributors that can competitively serve commercial and portable tank exchange customers on a nationwide basis, including the ability to serve such propane customers through leading home-improvement centers, mass merchants and hardware, grocery and convenience stores. In addition, we believe that our national presence provides us opportunities to make acquisitions of other propane distribution companies whose operations overlap with ours, providing economies of scale and significant cost savings in these markets.

        We also believe that investments in technology similar to ours require both a large scale and a national presence, in order to generate sustainable operational savings to produce a sufficient return on investment. For this reason, we believe our technology platforms provide us with an on-going competitive advantage.

Maximize operating efficiencies through utilization of our technology platform

        We believe our significant investments in technology give us a competitive advantage to operate more efficiently and effectively at a lower cost compared to most of our competitors. We do not believe that many of our competitors will be able to justify similar investments in the near term. Our technology advantage has resulted from significant investments made in our retail propane distribution operating platform together with our state-of-the-art tank exchange operating platform.

        Our technology platform allows us to efficiently route and schedule our customer deliveries, customer administration and operational workflow for the retail sale and delivery of bulk propane. Our service centers are staffed to provide oversight and management to multiple distribution locations, referred to as service units. Currently we operate a retail distribution network, including portable tank exchange operations, using a structure of 103 service centers and 875 service units. The service unit locations utilize hand-held computers, cellular or satellite technology to communicate with management personnel who are typically located at the associated service center. We believe this structure and our technology platform allow us to more efficiently route and schedule customer deliveries and significantly reduce the need for daily on-site management.

        The efficiencies gained from operating our technology platform allow us to consolidate our management teams at fewer locations, quickly adjust the sales prices to our customers and manage our personnel and vehicle costs more effectively to meet customer demand.

        The technology platform allows for efficient forecasting of our customers' demand and our routing and scheduling. Our call center support capabilities allow us to accept emergency customer calls 24 hours a day, seven days a week. These combined capabilities provide us cost savings while improving customer service by reducing customer inconvenience associated with multiple, unnecessary deliveries.

Align employee interests with our investors through significant employee ownership

        In 1998, we established an employee benefit plan that we believe aligns the interests of our employees with those of our investors. Through the Ferrell Companies, Inc. Employee Stock Ownership Trust, our employees beneficially own approximately 27.5% of our outstanding common units, allowing them to participate directly in our overall success. We believe this plan is unique in the propane distribution industry and that the entrepreneurial culture fostered by employee-ownership provides us with another distinct competitive advantage.

Our offices

        The address of each of our principal offices is 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661-1500.

 Our structure

        The following chart depicts our abbreviated ownership structure as of February 28, 2014 (and does not give effect to the offering of common units). The general partner, Ferrellgas, Inc., performs all of the management functions for Ferrellgas, L.P. and its subsidiaries. The general partner does not receive any management fee in connection with its management of Ferrellgas, L.P. and does not receive any remuneration for its services as the general partner other than reimbursement for all direct and indirect expenses it incurs in connection with Ferrellgas, L.P.'s operations. James E. Ferrell is the chairman of the board of directors of the general partner and the common units indicated beneath his name are owned beneficially by him.

 The Offering

Common units we are offering	2,040,818 common units calculated based on a 5-day volume-weighted average trading price for the 5 days ending April 29, 2014, rounded up to the nearest whole unit.
Common units to be outstanding after this offering	81,228,237 common units.
Use of proceeds	We will receive approximately $50,000,000.00 from the sale of the common units we are offering, before offering expenses.
We intend to use the net proceeds we receive from this offering and the related capital contribution paid to us by our general partner to repay borrowings under our secured credit facility.
See "Use of Proceeds" on page S-9 of this prospectus supplement.
Quarterly distributions

We pay cash distributions from our available cash on our common units on a quarterly basis. We generally pay cash distributions before the end of the second month following each January 31, April 30, July 31 and October 31. We expect that the first cash distribution payable to purchasers of the common units we are offering will be paid in September 2014 with respect to our fiscal quarter ending July 31, 2014.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the quarter ending July 31, 2016, you will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be 10% or less of the cash distributed to you with respect to such period. For example, if you receive an annual distribution of $2.00 per common unit, we estimate that your average allocated federal taxable income per year will be no more than $0.20 per common unit. Please read "Material Tax Consequences" on page S-11 of this prospectus supplement for the basis of this estimate.

Risk factors

Please read "Risk Factors" on page S-9 of this prospectus supplement for a discussion of factors you should consider before investing in the common units, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013.

Transfer restrictions	The common units issued pursuant to this offering will be subject to a 90-day lock-up period, as well as other transfer restrictions agreed upon by us and the purchasers of the common units.
New York Stock Exchange symbol	FGP

RISK FACTORS

        Before you invest in our common units, you should be aware that there are various risks. See the section entitled "Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended July 31, 2013 for a discussion of particular factors you should consider before determining whether an investment in our common units is appropriate for you. See "Where You Can Find More Information" on page S-14 of this prospectus supplement.

USE OF PROCEEDS

        We will receive approximately $50,000,000.00 from the sale of our common units before offering expenses. This amount assumes a public offering price of $24.50 per common unit based upon a 5-day volume-weighted average trading price for the 5 days ending April 29, 2014 rounded up to the nearest whole unit.

        We intend to use the net proceeds we receive from this offering and the related capital contribution paid to us by our general partner to repay borrowings under our secured credit facility.

 PRICE RANGE OF COMMON UNITS AND CASH DISTRIBUTIONS

        As of March 31, 2014, we had 79,187,419 common units outstanding, held by approximately 664 holders of record, including common units held in street name. Our common units are traded on the New York Stock Exchange under the symbol "FGP." The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the New York Stock Exchange Composite Transaction Tape, and quarterly declared cash distributions on our common units. The last reported sale price of our common units on the New York Stock Exchange on April 29, 2014 was $24.72 per common unit.

        The "Cash Distributions" column represents cash distributions attributable to, and declared for, the applicable quarter and declared and paid within 45 days after the end of such quarter.

	Price Range per Common Unit
			Cash Distributions
	High	Low
Fiscal 2012
First quarter	$22.59	$17.94	$0.50
Second quarter	22.98	16.85	0.50
Third quarter	18.92	13.44	0.50
Fourth quarter	20.23	15.45	0.50
Fiscal 2013
First quarter	21.76	17.81	0.50
Second quarter	19.60	15.52	0.50
Third quarter	21.20	18.53	0.50
Fourth quarter	22.97	19.40	0.50
Fiscal 2014
First quarter	23.42	21.70	0.50
Second quarter	25.27	22.75	0.50
Third quarter (through April 29, 2014)	25.63	21.84	—

        Our transfer agent and registrar for our common units is Computershare Trust Company, N.A. You may contact our transfer agent and registrar at the following address:

  Computershare Trust Company, N.A.
  Attn: Shareholder Services
  P.O. Box 43081
  Providence, Rhode Island 02940-3010
  Telephone: (800) 730-6001

 MATERIAL TAX CONSEQUENCES

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors included under the caption "Tax Risks" in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and with "Tax Consequences" in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption "Tax Consequences" in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending July 31, 2016, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 10% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

        The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Alternative Minimum Tax

        Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in our units on their liability for the alternative minimum tax.

Tax Rates

        Beginning on January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or Net Investment Income Tax ("NIIT"), on certain net investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, tax will be imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS finalized Treasury Regulations that it had previously proposed to provide guidance regarding the NIIT. The final Treasury Regulations are effective for taxable years beginning after December 31, 2013. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Tax Exempt Organizations and Other Investors

        Ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and foreign investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying base prospectus do not address tax considerations applicable to tax-exempt entities and foreign investors, except as specifically set forth in the accompanying base prospectus. Please read "Tax Consequences—Tax Treatment of Tax Exempt Holders of Common Units, Senior Units and Deferred Participation Units" in the accompanying base prospectus.

Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code"), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

        These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have

FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "Tax Consequences—Tax Treatment of Tax Exempt Holders of Common Units, Senior Units and Deferred Participation Units—Non-U.S. Holders" in the accompanying base prospectus), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "Tax Consequences" in the accompanying base prospectus. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

LEGAL MATTERS

        Particular legal matters related to the common units described in this prospectus have been and/or will be passed upon for us by McGuireWoods LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements and schedules of Ferrellgas Partners, L.P. and subsidiaries as of and for the year ended July 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. and subsidiaries as of July 31, 2013, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedules of Ferrellgas Partners, L.P. as of July 31, 2012, and for the years ended July 31, 2012 and 2011, incorporated in this prospectus by reference from Ferrellgas Partners, L.P.'s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

        We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC's website at www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

        Because our common units are traded on the New York Stock Exchange, we also provide our SEC filings and particular other information to the New York Stock Exchange. You may obtain copies of these filings and this other information at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

        In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

Incorporation of Documents by Reference

        We have filed with the SEC a registration statement on Form S-3 with respect to the common units offered by this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus are a part of that registration statement. As allowed by the SEC, this prospectus supplement and the accompanying base prospectus do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying base prospectus. This means that we can disclose particular important information to you without actually including such information in this prospectus supplement or the accompanying base prospectus by simply referring you to another document that we filed separately with the SEC.

        We are "incorporating by reference" in this prospectus supplement and the accompanying base prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying base prospectus and should be carefully read in conjunction with this prospectus supplement and the accompanying base prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and may supersede some of the information in this prospectus supplement and the accompanying base prospectus as well as information we previously filed with the SEC (except those portions of the filings that relate to Ferrellgas Partners Finance Corp., Ferrellgas, L.P. or Ferrellgas Finance Corp. as separate registrants) and that was incorporated by reference into this prospectus supplement or the accompanying base prospectus (other than information in such documents that is deemed not to be filed).

        We are incorporating by reference into this prospectus supplement the documents listed below and any other filings made by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than current reports or portions thereof furnished under Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

  •
  the description of Ferrellgas Partners, L.P.'s common units in its registration statement on Form 8-A/A, as filed with the SEC on December 7, 2005, and any amendments or reports filed to update the description;

  •
  the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the fiscal year ended July 31, 2013, as filed with the SEC on September 26, 2013;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the fiscal quarter ended October 31, 2013, as filed with the SEC on December 6, 2013;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the fiscal quarter ended January 31, 2014, as filed with the SEC on March 10, 2014; and

  •
  the Current Report on Form 8-K of Ferrellgas Partners, L.P., as filed with the SEC on April 4, 2014.

        If information in any of these incorporated documents conflicts with information in this prospectus supplement or the accompanying base prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us at no cost a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus supplement, the accompanying base prospectus or in the incorporated document), by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1533

        Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp.

Common Units Senior Units Deferred Participation Units	Debt Securities Warrants

        WE WILL PROVIDE THE SPECIFIC TERMS OF THE SECURITIES OFFERED IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

        This prospectus provides you with a general description of the securities we may offer from time to time up to an aggregate offering price of $750,000,000. Ferrellgas Partners, L.P. may offer common units, senior units, deferred participation units, warrants and debt securities. Ferrellgas Partners Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas Partners, L.P. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        We may offer the securities from time to time through public or private transactions, directly or through underwriters, agents or dealers and in the case of our common units, on or off the New York Stock Exchange at prevailing market rates or at privately negotiated prices. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities with respect to which this prospectus is delivered, the names of such underwriters and any applicable discounts or commissions, and any over-allotment options will be set forth in a prospectus supplement. The price to the public and the net proceeds we expect to receive from such sale will also be set forth in the prospectus supplement.

        The common units are traded on the New York Stock Exchange under the symbol "FGP." On June 8, 2012, the last reported sales price for the common units as reported on the NYSE Composite Transactions tape was $17.25 per common unit.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 6 of this prospectus and on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2011. See "Where You Can Find More Information" on page 46 of this prospectus.

The date of this prospectus is June 12, 2012.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with SEC, utilizing a "shelf" registration process. Under this shelf registration process, Ferrellgas Partners may sell the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus:

  •
  from time to time and in one or more offerings;

  •
  in one or more series; and

  •
  in any combination thereof,

up to a maximum aggregate principal amount of $750,000,000. Ferrellgas Partners Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas Partners.

        This prospectus provides you with a general description of our business and the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, change, or update information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the securities, including the merits and risks involved.

        We make no representation to you that the securities are a legal investment for you. You should not consider any information contained or incorporated by reference in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the securities. The delivery of this prospectus or any sale made hereunder does not imply that there has been no change in our affairs or that the information set forth or incorporated by reference herein is correct as of any date after the date of this prospectus. We are not making an offer to sell the securities in any jurisdiction except where an offer or sale is permitted.

        You should base your decision to invest in the securities solely on information contained or incorporated by reference in this prospectus. You should contact us with any questions about this offering or if you require additional information to verify the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 46.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

        The information in this prospectus is accurate as of June 12, 2012.

ii

 PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. To fully understand the terms of the securities we are offering with this prospectus, as well as the other considerations that may be important to you in determining whether an investment in any of the securities being offered is appropriate for you, you should carefully read this entire prospectus and the documents we have incorporated by reference. You should pay special attention to "Risk Factors" on page 6 of this prospectus and on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2011, to determine whether an investment in the securities is appropriate for you. See "Where You Can Find More Information" on page 46 of this prospectus. Our fiscal year end is July 31.

        In this prospectus, unless the context indicates otherwise:

  •
  when we refer to "us," "we," "our," or "ours," we generally mean Ferrellgas Partners, L.P. together with its consolidated subsidiaries, including Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp., except when used in connection with "common units," "senior units," and "debt securities," in which case these terms refer to the applicable issuer of those securities;

  •
  when we refer to "operating partnership" we mean Ferrellgas, L.P., together with its consolidated subsidiaries;

  •
  when we refer to "Ferrellgas Partners" we mean Ferrellgas Partners, L.P., without its consolidated subsidiaries;

  •
  when we refer to our "general partner" we mean Ferrellgas, Inc., as general partner of Ferrellgas Partners

  •
  the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus are sometimes collectively referred to as the "securities;" and

  •
  the term "unitholder" generally refers to holders of common units of Ferrellgas Partners.

Ferrellgas Partners, L.P.

        We are a leading distributor of propane and related equipment and supplies to customers primarily in the United States and conduct our business as a single reportable operating segment. We believe that we are the second largest retail marketer of propane in the United States, and the largest national provider of propane by portable tank exchange.

        We serve approximately one million residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico. Our operations primarily include the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Our propane distribution business consists principally of transporting propane purchased from third parties to propane distribution locations and then to tanks on customers' premises or to portable propane tanks delivered to nationwide and local retailers. Our portable tank exchange operations, nationally branded under the name Blue Rhino, are conducted through a network of independent and partnership-owned distribution outlets. Our market areas for our residential and agricultural customers are generally rural, while our market areas for our industrial/commercial and portable tank exchange customers is generally urban.

        In the residential and industrial/commercial markets, propane is primarily used for space heating, water heating, cooking and other propane fueled appliances. In the portable tank exchange market, propane is used primarily for outdoor cooking using gas grills. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for a variety of industrial applications, including as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.

Our Operations

        We utilize marketing programs targeting both new and existing customers by emphasizing:

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  our efficiency in delivering propane to customers;

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  our employee training and safety programs;

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  our enhanced customer service, facilitated by our technology platform and our 24 hours a day, seven days a week emergency retail customer call support capabilities; and

  •
  our national distributor network for our commercial and portable tank exchange customers.

        The distribution of propane to residential customers generally involves large numbers of small volume deliveries. Our retail deliveries of propane are typically transported from our retail propane distribution locations to our customers by our fleet of bulk delivery trucks, which are generally fitted with a 3,000 gallon tank. Propane storage tanks located on our customers' premises are then filled from these bulk delivery trucks. We also deliver propane to our industrial/commercial and portable tank exchange customers using our fleet of portable tank and portable tank exchange delivery trucks, truck tractors and portable tank exchange delivery trailers.

        A substantial majority of our gross margin from propane and other gas liquids sales is derived from the distribution and sale of propane and related risk management activities. Our gross margin from the retail distribution of propane is primarily based on the cents-per-gallon difference between the sales price we charge our customers and our costs to purchase and deliver propane to our propane distribution locations. Our residential customers and portable tank exchange customers typically provide us a greater cents-per-gallon margin than our industrial/commercial, agricultural, wholesale and other customers. We track "Propane sales volumes," "Revenues—Propane and other gas liquids sales" and "Gross Margin—Propane and other gas liquids sales" by customer; however, we are not able to specifically allocate operating and other costs in a manner that would determine their specific profitability with a high degree of accuracy. The wholesale propane price per gallon is subject to various market conditions, including inflation, and may fluctuate based on changes in demand, supply and other energy commodity prices, primarily crude oil and natural gas, as propane prices tend to correlate with the fluctuations of these underlying commodities.

        Approximately 58% of our residential customers rent their tanks from us. Our rental terms and the fire safety regulations in some states require rented bulk tanks to be filled only by the propane supplier owning the tank. The cost and inconvenience of switching bulk tanks helps minimize a customer's tendency to switch suppliers of propane on the basis of minor variations in price, helping us minimize customer loss.

        In addition, we lease tanks to some of our independent distributors involved with our delivery of propane by portable tank exchange operations. Our owned and independent distributors provide portable tank exchange customers with a national delivery presence that is generally not available from most of our competitors.

        Some of our propane distribution locations also conduct the retail sale of propane appliances and related parts and fittings, as well as other retail propane related services and consumer products. We also sell gas grills, patio heaters, fireplace and garden accessories, mosquito traps and other outdoor products through Blue Rhino Global Sourcing, Inc.

Our Business Strategy

  Expand our operations through disciplined acquisitions and internal growth.

        We expect to continue the expansion of our propane customer base through the acquisition of other propane distributors. We intend to concentrate on acquisition activities in geographical areas within or adjacent to our existing operating areas, and on a selected basis in areas that broaden our geographic coverage. We also intend to focus on acquisitions that can be efficiently combined with our existing propane operations to provide an attractive return on investment after taking into account the economies of scale and cost savings we anticipate will result from those combinations. Our goal is to improve the operations and profitability of our core business as well as the businesses we acquire by integrating best practices and leveraging our established national organization and technology platforms to help reduce costs and enhance customer service. We believe that our enhanced operational synergies, improved customer service and ability to better track the financial performance of acquired operations provide us a distinct competitive advantage and better analysis as we consider future acquisition opportunities.

        We believe that we are positioned to successfully compete for growth opportunities within and outside of our existing operating regions. Our efforts will focus on adding density to our existing customer base, providing propane and complementary services to national accounts and providing other product offerings to existing customer relationships. This continued expansion will give us new growth opportunities by leveraging the capabilities of our operating platforms.

  Capitalize on our national presence and economies of scale.

        We believe our national presence of 866 propane distribution locations in the United States as of July 31, 2011 gives us advantages over our smaller competitors. These advantages include economies of scale in areas such as:

  •
  product procurement;

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  transportation;

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  fleet purchases;

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  propane customer administration; and

  •
  general administration.

        We believe that our national presence allows us to be one of the few propane distributors that can competitively serve commercial and portable tank exchange customers on a nationwide basis, including the ability to serve such propane customers through leading home-improvement centers, mass merchants and hardware, grocery and convenience stores. In addition, we believe that our national presence provides us opportunities to make acquisitions of other propane distribution companies whose operations overlap with ours, providing economies of scale and significant cost savings in these markets.

        We also believe that investments in technology similar to ours require both a large scale and a national presence, in order to generate sustainable operational savings to produce a sufficient return on investment. For this reason, we believe our technology platforms provide us with an on-going competitive advantage.

  Maximize operating efficiencies through utilization of our technology platform.

        Our technology platform allows us to efficiently route and schedule our customer deliveries, customer administration and operational workflow for the retail sale and delivery of bulk propane. Our service centers are staffed to provide oversight and management to multiple distribution locations, referred to as service units. Currently we operate a retail distribution network using a structure of

152 service centers and 843 service units. The service unit locations utilize hand-held computers and satellite technology to communicate with management personnel who are typically located at the associated service center. We believe this structure and our technology platform allow us to more efficiently route and schedule customer deliveries and significantly reduce the need for daily on-site management.

        The efficiencies gained from operating our technology platform allow us to consolidate our management teams at fewer locations, quickly adjust the sales prices to our customers and manage our personnel and vehicle costs more effectively to meet customer demand.

        The technology platform has substantially improved the forecasting of our customers' demand and our routing and scheduling. Our call center support capabilities allow us to accept emergency customer calls 24 hours a day, seven days a week. These combined capabilities provide us cost savings while improving customer service by reducing customer inconvenience associated with multiple, unnecessary deliveries.

  Align employee interests with our investors through significant employee ownership.

        In 1998, we established an employee benefit plan that we believe aligns the interests of our employees with those of our investors. Through the Ferrell Companies, Inc. Employee Stock Ownership Trust, our employees beneficially own approximately 27% of our outstanding common units, allowing them to participate directly in our overall success. We believe this plan is unique in the propane distribution industry and that the entrepreneurial culture fostered by employee-ownership provides us with another distinct competitive advantage.

Our History

        Ferrellgas Partners is a Delaware limited partnership that was formed in 1994 in connection with the initial public offering of Ferrellgas Partners. Our operations began in 1939 as a single location propane retailer in Atchison, Kansas. Since 1986, we have acquired approximately 190 propane distributors, expanding our operations from coast to coast.

Ferrellgas Partners Finance Corp.

        Ferrellgas Partners Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Ferrellgas Partners. This entity has nominal assets and does not, and will not in the future, conduct any operations or have any employees. Ferrellgas Partners Finance Corp. is expected to act as co-obligor of future issuances of debt securities of Ferrellgas Partners, so as to allow investment in those debt securities by institutional investors that may not otherwise be able to make such an investment by reason of our structure and the legal investment laws of their states of organization or their charters. You should not expect Ferrellgas Partners Finance Corp. to have the ability to service obligations on those debt securities we may offer in a prospectus supplement.

Our Structure

        The operating partnership accounts for substantially all of our consolidated assets, sales and operating earnings. Ferrellgas Partners is the sole limited partner of the operating partnership with an approximate 99% limited partner interest. Our general partner, Ferrellgas, Inc., performs all of the management functions for us and our subsidiaries, including the operating partnership, Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp. Ferrellgas, Inc. holds a 1% general partner interest in Ferrellgas Partners and also owns an approximate 1% general partner interest in the operating partnership. Our general partner does not receive any management fee in connection with its management of us or our subsidiaries, and does not receive any remuneration for its services as our general partner other than reimbursement for all direct and indirect expenses it incurs in connection with our operations and those of our subsidiaries.

Our Offices

        The address of each of our principal offices is located at 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661-1500.

RISK FACTORS

        You should consider carefully the risk factors discussed within the section entitled "Risk Factors" beginning on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2011 which is incorporated by reference in this prospectus supplement, for a discussion of particular factors you should consider before determining whether an investment in any of the securities is appropriate for you. Investing in any of the securities is speculative and involves significant risk. Any of the risks described in our Annual Report on Form 10-K for our fiscal year ended July 31, 2011 could materially and adversely impair our business, financial condition and operating results. In such case, the trading price, if any, of the securities could decline or you could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

        In connection with the registration of debt securities of Ferrellgas Partners, Ferrellgas' Partners' historical ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	Year ended July 31,					Nine months ended April 30,
	2007	2008	2009	2010	2011	2011	2012
Historical	1.4	1.3	1.6	1.3	0.7	1.0	1.3

        The computations above for Ferrellgas Partners include the operating partnership on a consolidated basis. For all of the ratios set forth above, "earnings" is the amount resulting from the sum of:

  •
  pre-tax income from continuing operations; and

  •
  fixed charges;

        less:

  •
  capitalized interest.

The term "fixed charges" means the sum of:

  •
  interest expensed or capitalized;

  •
  amortized discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within lease expense.

        The term "combined fixed charges and preference distributions" means the sum of fixed charges and the distribution to the holder of our senior units, if any.

USE OF PROCEEDS

        Ferrellgas Partners expects to use the net proceeds from the sale of our securities for general business purposes, which, among other things, may include the following:

  •
  the repayment of outstanding indebtedness;

  •
  the redemption of any senior units or other securities (other than common units) previously issued;

  •
  working capital;

  •
  capital expenditures;

  •
  acquisitions. or

  •
  other general business purposes.

        The precise amount and timing of the application of the net proceeds will depend upon our funding requirements and the availability and cost of other funds. We may change the potential uses of the net proceeds in a prospectus supplement.

TAX CONSEQUENCES

        This section discusses material tax consequences that may be relevant to prospective holders of common units, senior units, deferred participation units, warrants or debt securities who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code") existing regulations, proposed regulations to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the actual tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Ferrellgas Partners, L.P.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the holders. This section does not address the material U.S. federal income tax consequences of every type of debt security which may be issued under this registration statement. In particular, the following section does not discuss the U.S. federal income tax treatment of purchasing, holding and disposing of: (i) debt securities that are convertible into our units; (ii) debt securities characterized as variable rate debt instruments or contingent payment debt instruments for U.S. federal income tax purposes; (iii) debt securities with a term of one year or less ("short-term debt obligations"); or (iv) debt securities that are denominated in currency other than U.S. Dollar. In the event we issue debt securities the tax treatment of which is not discussed herein, the applicable prospectus or prospectus supplement will describe the material U.S. federal income tax consequences thereof.

        Moreover, this discussion focuses on holders who are individual citizens or residents of the United States and it has only limited application to corporations, estates, trusts, non-resident aliens or other holders who have received common units, senior units, deferred participation units, warrants or debt securities as gifts or that may be subject to specialized tax treatment, such as taxpayers subject to the Alternative Minimum Tax, tax-exempt entities and institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Furthermore, this discussion only applies to initial purchasers of common units, senior units, deferred participation units, warrants or debt securities and not to secondary market purchases. Accordingly, we recommend that each prospective holder consult, and depend on, that holder's own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to that holder of the acquisition, ownership or disposition of our common units, senior units, deferred participation units, warrants or debt securities.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section are, unless otherwise noted, the opinion of McGuireWoods LLP, counsel to us and our general partner, and are, to the extent noted herein, based on the accuracy of various factual matters.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective holders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the statements made and conclusions reached in this prospectus may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially reduce the prices at which our common units, senior units, deferred participation units, warrants or debt securities trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the holders and our general partner. Furthermore, the tax treatment of us, or of an investment in us or our common units, senior units, deferred participation units, warrants or debt securities, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Partnership Status

        A partnership is not a taxable entity for federal income tax purposes. Instead, each partner of a partnership is required to take into account that partner's allocable share of items of income, gain, loss and deduction of the partnership in computing that partner's federal income tax liability, regardless of whether cash distributions are made. In most cases, distributions by a partnership to a partner are not taxable unless the amount of any cash distributed is in excess of the partner's adjusted tax basis in that partner's partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains from the processing, refining, transportation and marketing of crude oil, industrial source carbon dioxide, natural gas and products thereof, including the transportation and retail and wholesale marketing of propane. Other types of "qualifying income" include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We believe that more than 90% of our income has been, and will be, within one or more categories of income that are "qualifying income." The portion of our income that is "qualifying income" can change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we rely on the opinion of McGuireWoods LLP that, based upon the Internal Revenue Code, the Treasury Regulations, published revenue rulings and court decisions that we will be classified as a partnership for federal income tax purposes so long as:

  •
  we do not elect to be treated as a corporation; and

  •
  for each taxable year, more than 90% of our gross income has been, and continues to be, "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly-formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax free to a holder so long as that holder does not have liabilities allocated to that holder in excess of the tax basis in that holder's common or preferred units. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a holder of our common units, senior units, or deferred participation units would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or any amount in excess of earnings and profits) a nontaxable return of capital to the extent of the tax basis in that holder's common units, senior units, or deferred participation units or taxable capital gain (after the tax basis in that holder's common units, senior units, or deferred participation units is reduced to zero). Accordingly, treatment of us as a corporation would materially reduce a holder's cash flow and after-tax return and, thus, would likely substantially reduce the value of our common units, senior units, or deferred participation units.

        The discussion below assumes that we will be treated as a partnership for federal income tax purposes.

Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units

  Limited Partner Status

        Holders who have become our limited partners will be treated as our partners for U.S. federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications and are awaiting admission as limited partners; and

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  holders whose common units, senior units, or deferred participation units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common or preferred units;

will be treated as our partners for federal income tax purposes. Assignees of common units, senior units, or deferred participation units, who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units, senior units, or deferred participation units, who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units, senior units, or deferred participation units unless our common units, senior units, or deferred participation units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common and preferred units.

        A beneficial owner of common units, senior units, or deferred participation units whose common units, senior units, or deferred participation units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common units, senior units or deferred participating units for federal income tax purposes. See "—Treatment of Short Sales."

        No portion of our income, gains, deductions or losses is reportable by a holder who is not one of our partners for federal income tax purposes, and any cash distributions received by a holder who is not one of our partners for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding our common units, senior units, or deferred participation units for federal income tax purposes.

        The following discussion assumes that a holder is treated as one of our partners.

  Flow-through of Taxable Income

        A partnership is not subject to federal income tax, but is required to file a partnership information tax return each year. Each holder will be required to take into account, in computing the holder's income tax liability, the holder's distributive share (as determined by the partnership and reported to holders on Schedule K-1 to Form 1065) of all items of our net profits, losses, credits and items of tax preference for any of our taxable years ending within or with the taxable year of the holder without regard to whether the holder has received or will receive any cash distributions from us. Thus, a holder may be subject to tax if we have net income even though no corresponding cash distribution has been made. Our taxable year is the calendar year.

  Treatment of Partnership Distributions

        Except as described below, our distributions to a holder will not be taxable to that holder for federal income tax purposes to the extent of the tax basis in that holder's common units, senior units, or deferred participation units immediately before the distribution. Except as described below, our cash distributions in excess of a holder's tax basis will be considered to be gain from the sale or exchange of our common units, senior units, or deferred participation units, taxable in accordance with the rules described under "—Disposition of Common Units, Senior Units, and Deferred Participation Units" below. Any reduction in a holder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, which are known as "nonrecourse liabilities," will be treated as a "deemed" distribution of cash to that holder. To the extent that our distributions cause a holder's "at risk" amount to be less than zero at the end of any taxable year, that holder must recapture any losses deducted in previous years. See "—Limitations on Deductibility of Partnership Losses."

        A decrease in a holder's percentage interest in us because of our issuance of additional common units, senior units, or deferred participation units will decrease that holder's share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a holder, regardless of the tax basis in that holder's common units, senior units, or deferred participation units, if the distribution reduces the holder's share of our "unrealized receivables," including depreciation recapture, and substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code and collectively referred to as "Section 751 Assets." To that extent, the holder will be treated as having been distributed that holder's proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that holder. This latter deemed exchange will result in the holder's realization of ordinary income which will equal the excess of:

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  the non-pro rata portion of that distribution; over

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  the holder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Common Units, Senior Units, and Deferred Participation Units

        A holder will have an initial tax basis for its common units, senior units, or deferred participation units equal to the amount that holder paid for our common units, senior units, or deferred participation units plus that holder's share of our nonrecourse liabilities. That basis will be increased by that holder's share of our income and by any increases in that holder's share of our nonrecourse liabilities. The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the partner's combined interests. That basis will be decreased, but not below zero, by distributions that that holder receives from us, by that holder's share of our losses, by any decreases in that holder's share of our nonrecourse liabilities and by that holder's share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A holder will have no share of our debt which is recourse to our general partner, but will have a share, primarily based on that holder's share of profits, of our nonrecourse liabilities. See "—Disposition of Common Units, Senior Units and Deferred Participation Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Partnership Losses

        The deduction by a holder of that holder's share of our losses will be limited to the holder's tax basis in its common units, senior units, or deferred participation units and, in the case of an individual holder or a corporate holder (if more than 50% of the value of the corporate holder's stock is owned directly or indirectly by five or fewer individuals or particular tax-exempt organizations), to the amount for which the holder is considered to be "at risk" with respect to our activities, if that is less than the holder's tax basis. A holder must recapture losses deducted in previous years to the extent that our distributions cause that holder's "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a holder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the holder's tax basis or "at risk" amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our common units, senior units, or deferred participation units, any gain recognized by a holder can be offset by losses that were previously suspended by the "at risk" limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the "at risk" or basis limitations would no longer be utilizable.

        Subject to each holder's specific tax situation, a holder will be "at risk" to the extent of the tax basis in that holder's common units, senior units, or deferred participation units, excluding any portion of that basis attributable to that holder's share of our nonrecourse liabilities, reduced by any amount of money the holder borrows to acquire or hold that holder's common units, senior units, or deferred participation units if the lender of such borrowed funds owns an interest in us, is related to the holder or can look only to the common units, senior units, or deferred participation units for repayment. A holder's "at risk" amount will increase or decrease as the tax basis of the holder's common units, senior units, or deferred participation units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that holder's share of our nonrecourse liabilities.

        The passive loss limitations provide that individuals, estates, trusts and specific closely held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a holder's share of our income may be deducted in full when that holder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the "at risk" rules and the basis limitation.

        A holder's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is limited to the amount of such taxpayer's "net investment income." As noted, a holder's net passive income from us will be treated as investment income for this purpose. In addition, the holder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a holder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry common units, senior units, or deferred participation units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its holders.

  Allocation of Partnership Income, Gain, Loss and Deduction

        If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the holders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the holders or a disproportionate distribution is made to a holder of our common units, senior units, or deferred participation units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first, to the general partner and the holders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements, and, second, to our general partner.

        Various items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or any other person contributing property to us, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time that we initially issued the common and preferred units offered pursuant to this prospectus. In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income to minimize the recognition of ordinary income by some holders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        With the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units, Senior Units and Deferred Participation Units—Allocations Between Transferors and Transferees," the allocations in the partnership agreement of Ferrellgas Partners will be given effect for federal income tax purposes in determining how our income, gain, loss or deduction will be allocated among the holders of its outstanding equity.

  Substantial Economic Effect

        Under Treasury Regulations, an allocation will be respected by the IRS only if it meets any one of the following: (i) the allocation has "substantial economic effect"; (ii) the allocation is in accordance with the partners' interests in the partnership; or, (iii) the allocation is deemed to be in accordance with the partners' interests in the partnership. Any allocation which fails to satisfy at least one of these three tests will be reallocated in accordance with the partners' interests in the partnership as defined in the Treasury Regulations.

        The Treasury Regulations set forth a two part analysis to determine whether an allocation has "substantial economic effect." First, the allocation must have "economic effect." In other words, the allocation must be consistent with the underlying economic arrangement of the partners. If there is an economic benefit or burden that corresponds to the allocation, the partner receiving such an allocation should benefit from the economic benefit or bear the economic burden. Normally, economic effect will be present only if the partners' capital accounts are determined and maintained as required by the Treasury Regulations.

        Liquidation proceeds must be distributed in accordance with the partners' positive capital account balances (after certain adjustments). Additionally, if partners are not required to restore any deficit capital account balance, no loss or deduction may be allocated to a partner if such allocation would create a deficit balance in such partner's capital account in excess of the amount such partner is obligated to restore to the partnership or is treated as required to restore to the partnership, and the partnership agreement must contain a "qualified income offset," requiring that if a partner who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit in such partner's capital account, such partner will be allocated items of net profits and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

        Second, the economic effect must be "substantial." Substantiality is present if there is a reasonable possibility that the allocation will substantially affect the dollar amounts to be received by a partner independent of his tax consequences. If a shifting of tax attributes results in little or no change to the partner's capital accounts, or if the shift is merely transitory, they will not be recognized. Thus, if the allocation causes a shift in tax consequences that is disproportionately large in relation to the shift in economic consequence, there is a presumption that the economic effect of the allocation is not substantial and such allocation will be disregarded (and the partnership items will therefore be apportioned according to the partners' respective interests).

        The Treasury Regulations contain several exceptions and qualifications. For example, if a partnership allocation fails the above "economic effect" test, it may still be recognized if it meets the "economic effect equivalence" test. An allocation will be viewed as having economic effect if the agreement among the partners would in all cases produce the same results as the requirements outlined above. Further, there are also several exceptions, which come into play where the partner does not have an absolute obligation to restore a negative capital account.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any holder or the general partner or any former holder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the holder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current holders. We are authorized to amend the partnership agreement of Ferrellgas Partners in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units, senior units, or deferred participation units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under that partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a holder in which event the holder could file a claim for credit or refund.

  Treatment of Short Sales

        A holder whose common units, senior units, or deferred participation units are loaned to a "short seller" to cover a short sale of common units, senior units, or deferred participation units may be considered as having disposed of ownership of those common units, senior units, or deferred participation units. If so, that holder would no longer be a partner with respect to those common units, senior units, or deferred participation units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those common units, senior units, or deferred participation units would not be reportable by the holder;

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  any cash distributions received by the holder with respect to those common units, senior units, or deferred participation units would be fully taxable; and

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  all of such distributions would appear to be treated as ordinary income.

        Because there is no direct or indirect controlling authority on the treatment of a holder whose common units, senior units, or deferred participation units are loaned to a short seller, holders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units, senior units or deferred participation units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See "—Disposition of Common Units, Senior Units and Deferred Participation Units—Recognition of Gain or Loss."

  Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code (a "Section 754 election"). The election is irrevocable without the consent of the IRS. The election permits us to adjust common units, senior units, or deferred participation units purchaser's tax basis in our assets under Section 743(b) of the Internal Revenue Code (a "Section 743 adjustment") to reflect that holder's purchase price when common units, senior units, or deferred participation units are purchased from a holder thereof. The Section 743(b) adjustment applies only to a person who purchases common units, senior units, or deferred participation units from a holder of common units, senior units, or deferred participation units (including a person who purchases the common units, senior units, or deferred participation units offered pursuant to this registration statement) and not pursuant to an initial offering by us. The effect of the Section 743(b) adjustment to a person buying the common units, senior units, or deferred participation units offered herein will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase.

        The calculations that are required to determine a Section 743(b) adjustment are made additionally complex because common units, senior units, or deferred participation units held by the public have been issued pursuant to multiple offerings. For example, particular regulations require that the portion of the Section 743(b) adjustment that eliminates the effect of any unamortized difference in "book" and tax basis of recovery property to the holder of such common units, senior units, or deferred participation units be depreciated over the remaining recovery period of that property, but Treasury Regulation Section 1.167(c)-1(a)(6) may require that any such difference in "book" and tax basis of other property be depreciated over a different period. In addition, the holder of common units, senior units, or deferred participation units, other than a holder who purchased such common units, senior units, or deferred participation units pursuant to an initial offering by us, may be entitled by reason of a Section 743(b) adjustment to amortization deductions in respect of property to which the traditional method of eliminating differences in "book" and tax basis applies but to which the holder of a common unit, senior unit or deferred participation unit that is sold in an initial offering will not be entitled.

        Because we cannot match transferors and transferees of common units, senior units, or deferred participation units, uniformity of the economic and tax characteristics of our common units, senior units, or deferred participation units to a purchaser of such common units, senior units, or deferred participation units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. Under the partnership agreement of Ferrellgas Partners, our general partner is authorized to take a position to preserve our ability to determine the tax attributes of common units, senior units, or deferred participation units from the date of purchase and the amount that is paid therefore even if that position is not consistent with the Treasury Regulations.

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the "book" and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Internal Revenue Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some holders. In addition, if common units, senior units, or deferred participation units held by the public other than those that are sold in an initial offering by us are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in "book" and tax basis, we may also take a position that results in lower annual deductions to some or all of our holders than might otherwise be available. McGuireWoods LLP is unable to opine as to the validity of any position that is described in this paragraph because there is no clear applicable authority.

        A Section 754 election is advantageous if the tax basis in a transferee's common units, senior units, or deferred participation units is higher than such common units, senior units, or deferred participation units' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee's depreciation and amortization deductions and the transferee's share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such common units, senior units, or deferred participation units is lower than such common units, senior units, or deferred participation units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of our common units, senior units, or deferred participation units may be affected either favorably or adversely by the election.

        The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units, senior units, or deferred participation units may be allocated more income than that purchaser would have been allocated had the election not been revoked.

Tax Treatment of Our Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Under the accrual method, we will recognize as income items such as rentals and interest as and when earned whether or not they are received. Each holder will be required to include in income that holder's share of our income, gain, loss and deduction for our taxable year ending within or with that holder's taxable year. In addition, a holder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units, senior units, or deferred participation units following the close of our taxable year but before the close of its taxable year must include that holder's share of our income, gain, loss and deduction in income for its taxable year, with the result that that holder will be required to include in income for its taxable year that holder's share of more than one year of our income, gain, loss and deduction. See "—Disposition of Common Units, Senior Units and Deferred Participation Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Assets that we acquired from our general partner in connection with our formation initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the general partner immediately prior to our formation. The majority of the assets that we acquired after our formation had an initial tax basis equal to their cost, however some of our assets were contributed to us and had an initial tax basis equal to the contributor's tax basis in those assets immediately prior to such contribution. The federal income tax burden associated with the difference between the fair market value of our property and its tax basis immediately prior to an initial offering by us will be borne by holders holding interests in us prior to that offering. See "—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Allocation of Partnership Income, Gain, Loss and Deduction."

        We may elect to use permitted depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we acquire or construct in the future may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a holder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of that holder's interest in us. See "—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Allocation of Partnership Income, Gain, Loss and Deduction" and "—Disposition of Common Units, Senior Units and Deferred Participation Units—Recognition of Gain or Loss."

        The costs that we incurred in our organization have previously been amortized over a period of 60 months. The costs incurred in selling our common units, senior units, or deferred participation units i.e., syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which have previously been amortized by us over a period of 60 months, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of our Properties

        The federal income tax consequences of the ownership and disposition of common units, senior units, or deferred participation units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by holders might change, and holders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units, Senior Units, and Deferred Participation Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of common units, senior units, or deferred participation units equal to the difference between the amount realized and the holder's tax basis for the common units, senior units, or deferred participation units sold. A holder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus that holder's share of our nonrecourse liabilities. Because the amount realized includes a holder's share of our nonrecourse liabilities, the gain recognized on the sale of common units, senior units, or deferred participation units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of common units, senior units, or deferred participation units which decreased a holder's tax basis in such common units, senior units, or deferred participation units will, in effect, become taxable income if our common units, senior units, or deferred participation units are sold at a price greater than the holder's tax basis in such common units, senior units, or deferred participation units, even if the price is less than that holder's original cost.

        Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment attributable to an amortizable intangible asset described in Section 197 of the Internal Revenue Code after a sale of common units, senior units, or deferred participation units, a holder could realize additional gain from the sale of common units, senior units, or deferred participation units than had such convention been respected. See "—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Section 754 Election." In that case, the holder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to that holder of greater overall taxable income than appropriate, McGuireWoods LLP is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other holders.

        Except as noted below, gain or loss recognized by a holder, other than a "dealer" in common units, senior units, or deferred participation units, on the sale or exchange of common units, senior units, or deferred participation units will be taxable as capital gain or loss. Capital gain recognized on the sale of common units, senior units, or deferred participation units held for more than 12 months will be taxed at a current maximum federal income tax rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of our common units, senior units, or deferred participation units and may be recognized even if there is a net taxable loss realized on the sale of our common units, senior units, or deferred participation units. Thus, a holder may recognize both ordinary income and a capital loss upon a disposition of common units, senior units, or deferred participation units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling holder who can identify common units, senior units, or deferred participation units transferred with an ascertainable holding period to elect to use the actual holding period of the common units, senior units, or deferred participation units transferred. Thus, according to the ruling, a holder of common units, senior units, or deferred participation units will be unable to select high or low basis common units, senior units, or deferred participation units to sell, but, under the regulations, may designate specific common units, senior units, or deferred participation units sold for purposes of determining the holding period of the common units, senior units, or deferred participation units sold. A holder electing to use the actual holding period of common units, senior units, or deferred participation units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units, senior units, or deferred participation units. A holder considering the purchase of additional common units, senior units, or deferred participation units or a sale of common units, senior units, or deferred participation units purchased in separate transactions should consult that holder's tax advisor as to the possible consequences of this ruling and application of the regulations.

        The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our common units, senior units, or deferred participation units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.

  Allocations Between Transferors and Transferees

        In most cases, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the holders in proportion to the number of common units, senior units, or deferred participation units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the holders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a holder transferring common units, senior units, or deferred participation units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, McGuireWoods LLP is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common units, senior units or deferred participation units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the holder's interest, our taxable income or losses might be reallocated among the holders. We are authorized to revise our method of allocation between transferors and transferees, as well as among holders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A holder who owns common units, senior units, or deferred participation units at any time during a quarter and who disposes of such common units, senior units, or deferred participation units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A holder who sells or exchanges common units, senior units, or deferred participation units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who causes the sale or exchange through a broker. A holder who fails to inform us of a transfer of the holder's common units, senior units or deferred participation units in accordance with the rules described above may be liable for penalties.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will result in the closing of our taxable year for all holders. In the case of a holder reporting on a taxable year other than a year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in that holder's taxable income for the year of our termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

Tax Treatment of Tax Exempt Holders of Common Units, Senior Units and Deferred Participation Units

        Ownership of common units, senior units, or deferred participation units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may substantially increase the tax liability and requirements imposed on such persons.

        The income earned by a tax exempt entity, including a qualified employee pension or profit sharing trust or an individual retirement account, is generally exempt from taxation. However, gross Unrelated Business Taxable Income, or UBTI, of a tax exempt entity is subject to tax to the extent that it exceeds a certain applicable threshold, when combined with all other gross UBTI of the tax exempt entity for a taxable year. Such UBTI will be taxable at ordinary income rates and may be subject to the alternative minimum tax. Virtually all of the taxable income derived by such an organization from the ownership of common units, senior units, or deferred participation units will be unrelated business taxable income and thus should be taxable to such a holder.

  Death of Partner

        If a holder dies, the fair market value of his or her common units, senior units, or deferred participation units at death (or, if elected, at the alternate valuation date) will be subject to federal estate taxation. Under present law, the death of a holder does not result in a sale or exchange giving rise to a federal income tax. It is not clear what the tax consequences are if the decedent's proportionate share of our liabilities exceeds the adjusted basis of his or her common units, senior units, or deferred participation units at death. In this event, some gain may be recognized to the decedent or his estate upon the distribution of the common units, senior units, or deferred participation units to the extent of such excess. The cost or other basis of the common units, senior units, or deferred participation units inherited from the decedent generally is "stepped up" or "stepped down" to its fair market value for federal income tax purposes.

  Non-U.S. Holders

        A holder of common units, senior units, or deferred participation units is considered a "non-U.S. holder" for purposes of this discussion if he or she is a beneficial owner of common units, preferred units or deferred participation units and is not a "U.S. holder" or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

        Non-resident aliens and foreign corporations, trusts or estates which hold common units, senior units, or deferred participation units will be considered to be engaged in business in the United States on account of ownership of common units, senior units, or deferred participation units. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Moreover, under rules applicable to publicly-traded partnerships, we will withhold at the highest effective tax rate applicable to individuals from cash distributions made quarterly to foreign holders. Each foreign holder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation which owns common units, senior units, or deferred participation units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate holder is a "qualified resident." In addition, such a holder is subject to special information reporting requirements under the Internal Revenue Code.

        Under a ruling of the IRS, a foreign holder who sells or otherwise disposes of common units, senior units, or deferred participation units will be subject to federal income tax on gain realized on the disposition of such common units, senior units, or deferred participation units to the extent that such gain is effectively connected with a United States trade or business of the foreign holder. Apart from the ruling, a foreign holder should not be taxed upon the disposition of common units, senior units, or deferred participation units if that foreign holder has held less than 5% in value of our common units, senior units, or deferred participation units during the five-year period ending on the date of the disposition and if our common units, senior units, or deferred participation units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each holder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which sets forth each holder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which in most cases will not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the holder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. We cannot assure prospective holders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of our common units, senior units, or deferred participation units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each holder to adjust a prior year's tax liability, and possibly may result in an audit of the holder's own return. Any audit of a holder's return could result in adjustments not related to our returns as well as those related to our returns.

        In most respects, partnerships are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreements appoint our general partner as our Tax Matters Partner.

        The Tax Matters Partner will file our tax returns using the accrual method of accounting and will adopt the calendar year as our taxable year. Holders will be required to file their returns consistently with the information provided on our informational return or notify the IRS of any inconsistency. A failure to notify the IRS of an inconsistent position allows the IRS automatically to assess and collect the tax, if any, attributable to the inconsistent treatment. With certain exceptions, a penalty will be assessed for each month or fraction thereof (up to a maximum of twelve months) that a partnership return is filed either late or incomplete.

        With certain exceptions, a penalty will be assessed if we fail to furnish to the holders a correct Schedule K 1 to our federal income tax return on or before the prescribed due date (including any extension thereof).

        The Tax Matters Partner will make various elections on our behalf and on behalf of the holders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against holders for items in our returns. The Tax Matters Partner may bind a holder with less than a 1% profits interest in us to a settlement with the IRS unless that holder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the holders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any holder having at least a 1% interest in our profits and by the holders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each holder with an interest in the outcome may participate.

        A holder must file a statement with the IRS identifying the treatment of any item on that holder's federal income tax return that is not consistent with the treatment of the item on our return.

Intentional or negligent disregard of the consistency requirement may subject a holder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a United States person;

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  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of common units, senior units, or deferred participation units held, acquired or transferred for the beneficial owner; and

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  particular information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units, senior units, or deferred participation units they acquire, hold or transfer for their own account. A penalty is imposed by the Internal Revenue Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units, senior units, or deferred participation units with the information furnished to us.

Partnership Anti Abuse Rules

        Treasury Regulations known as the "Anti-Abuse Rules" purportedly grant authority to the IRS to re-characterize certain transactions to the extent that it is determined that the utilization of partnerships is inconsistent with the intent of the federal partnership tax rules. Under these Anti Abuse Rules, the IRS may, under certain circumstances, (i) recast transactions which attempt to use the partnership form of ownership, or (ii) otherwise treat the partnership as an aggregation of its partners rather than a distinct separate entity, as appropriate in order to carry out the purposes of the partnership tax rules. The Anti Abuse Rules also provide that the authority to re-characterize transactions is limited to circumstances under which the tax characterization by the taxpayer is not, based on all facts and circumstances, clearly contemplated under the Internal Revenue Code or the applicable Treasury Regulations.

        These Anti Abuse Rules are intended to impact only a small number of transactions, which improperly utilize partnership tax rules. It is therefore not anticipated that we and/or the transactions contemplated herein will be affected by the promulgation or administration of these Anti Abuse Rules. In light of the broad language incorporated in these Regulations, however, no assurance can be given that the IRS will not attempt to utilize the Anti Abuse Rules to alter, in whole or part, the tax consequences described herein with regard to an investment in us.

State, Local And Other Tax Consequences

        In addition to federal income taxes, holders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective holder should consider their potential impact on that holder's investment in common units, senior units, and deferred participation units. We currently conduct business in 50 states and Puerto Rico. A holder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a holder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular holder's income tax liability to the state, does not relieve the non-resident holder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to holders for purposes of determining the amounts distributed by us. See "—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Entity-Level Collections." Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each holder to investigate the legal and tax consequences under the laws of pertinent states and localities of that holder's investment in us. Accordingly, each prospective holder should consult, and must depend upon, that holder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each holder to file all state and local, as well as U.S. federal, tax returns that may be required of such holder. McGuireWoods LLP has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Treatment of Holders of Warrants

        In general, a holder of a warrant is not treated as owning a direct equity interest in the grantor of the warrant unless and until the warrant is physically exercised. Nevertheless, if a warrant is "deep-in-the-money" at the time of issuance, the holder of the warrant is generally viewed as holding directly the underlying property. Specifically, in the context of warrants on partnership interests, the IRS issued proposed regulations in 2003, which contain a two-part test to determine whether a warrant will be re-characterized as a partnership interest. They require that both of the following tests be met: (i) the holder must have rights substantially similar to the rights afforded to a partner; and (ii) there must be a strong likelihood that failure to treat the warrant holder as a partner would result in a substantial reduction in aggregate tax liabilities.

        It is unclear whether these proposed regulations would apply to our warrants or whether the warrants will be treated as "deep-in-the-money." In either case, if the IRS determines that the holders of the warrants should be treated as holding a direct interest in us, the tax consequences discussed above in the section entitled "Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units" may apply to such holders. Holders of warrants should consult their own tax advisers regarding the possible re-characterization of the warrants as partnership interests.

        The discussion that follows assumes that the warrants are not treated as direct partnership interest in us and are respected as options for U.S. federal income tax purposes. The following discussion also assumes that the warrants can only be physically exercised (i.e., with delivery of the underlying property).

  Tax Treatment of Standalone Warrants

        In general, the issuance of warrants by us would not result in any tax consequences to the holder until the warrants are sold, exchanged, lapse or otherwise disposed of. Thus, upon issuance of a warrant, a holder of a warrant is not allowed a deduction for the premium paid to purchase the warrant.

        A holder of a warrant will generally recognize gain or loss upon a sale, exchange, or other disposition of the warrant equal to the amount realized on the warrant minus the premium paid for the warrant and any related costs. If a warrant lapses without exercise, the holder will simply be allowed a deduction for the premium (and any related costs) at the time of lapse. Gain or loss from the sale, exchange, or lapse of a warrant is treated as gain or loss from the sale or exchange of property which has the same character as the property to which the option relates in the hands of the holder. Thus, the character of gains and losses on the warrant is determined in accordance with the character of the underlying property in the hands of the holder. Certain early terminations of a warrant will give rise to capital gains or losses to the extent that the underlying property is also capital in the hands of the holder.

        When a warrant is physically exercised, the holder generally recognizes no gain or loss and receives no deduction; rather, the holder adds the premium to its basis in the underlying property acquired upon exercise. Following the physical exercise of a warrant, the tax treatment of the property received by a holder pursuant to the warrant is similar to the tax treatment described herein concerning equity units or debt securities.

  Tax Treatment of Warrants Issued in Conjunction with Our Debt Securities

        Under the original issue discount regulations, if we issue warrants in conjunction with the issue of debt securities as an "investment unit, the issue price of the investment unit is allocated between the debt securities and the warrant based on the relative fair market values of each component at the time of issuance. The allocation of a portion of the issue price to the warrant creates original issue discount on the debt security, generally equal to the value of the warrant at the time of issue. The holder is generally bound by our allocation, unless the holder explicitly discloses on its return that its allocation differs from ours. Warrants issued in conjunction with our debt securities are generally treated by a holder as separate from the debt securities and are generally treated similarly for U.S. federal income tax purposes as warrants issued not in conjunction with debt securities.

Tax Treatment of Holders of Debt Securities

  Tax Consequences to U.S. Holders

  U.S. Holder

        A "U.S. holder" is a beneficial owner of debt securities that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations);

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds debt securities, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the debt securities, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the debt securities.

  Accrual of Stated Interest and Original Issue Discount

        A U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on debt securities at the time that the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

        Some debt securities may be issued with original issue discount ("OID"). OID on debt securities will generally equal the excess of the debt securities' stated redemption price at maturity over the debt securities' issue price, subject to a statutory de minimis exception (0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to its maturity). The issue price of the debt securities will be the first price at which a substantial amount of the debt securities is sold (ignoring sales to bond houses, brokers, or similar persons acting in the capacity of underwriters, placement agents, or wholesalers). The debt securities' stated redemption price at maturity is equal to the sum of all payments to be made on such debt securities, other than payments of qualified stated interest (i.e., payments of interest at a fixed rate that are payable at least annually for the entire term of the notes).

        For debt securities that will be issued with OID, U.S. holders will be required to include the OID in ordinary income for U.S. federal income tax purposes as it accrues on a constant yield basis in advance of receipt of cash payments to which such income is attributable. A U.S. holder must include in income for each taxable year the sum of the daily portions of OID for each day on which it held the debt securities during the taxable year, regardless of whether the holder is a cash-basis or accrual-method taxpayer. To determine the daily portions of OID, a U.S. holder must determine the amount of OID allocable to an accrual period and allocate a ratable portion of that OID to each day in the accrual period. Under the constant-yield method, the amount of OID allocable to an accrual period is equal to the product of the debt securities' adjusted issue price at the beginning of the accrual period and the debt securities' yield (adjusted to reflect the length of the accrual period), less the amount of any qualified stated interest allocable to the period. The debt securities' adjusted issue price at any time generally is their original issue price, increased by the amount of OID on such debt securities accrued by any holder in a prior period, and decreased by the amount of any payment (other than a payment of qualified stated interest) previously made on the debt securities. The yield-to-maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the debt securities, produces an amount equal to the debt securities' original issue price.

        A U.S. holder may elect an accrual period of any length and may vary the length of the accrual periods over the life of the debt securities, but no accrual period may be longer than one year, and each scheduled payment of interest or principal on the debt securities must occur on either the first day or the last day of an accrual period. Under the foregoing rules, a U.S. holder generally will recognize increasingly greater amounts of OID in each successive period that the U.S. holder holds debt securities, regardless of whether the U.S. holder received payments corresponding to that income.

        Subject to certain limitations, a U.S. holder may elect to use the constant-yield method to include in the U.S. holder's income all interest that accrues on debt securities issued with OID. For purposes of the election, interest includes, inter alia, all stated interest and OID. In the case of U.S. holders that use the cash method of accounting, this election generally will result in such U.S. holders including stated interest on the debt securities offered hereby in income earlier than would be the case if no such election were made. This election applies only to the debt securities with respect to which it is made and may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisors as to the desirability, the mechanics and the collateral consequences of making this election with respect to the debt securities.

        In certain circumstances, we may pay amounts on the debt securities that are in excess of the stated interest or principal of the debt securities. We intend to take the position that the possibility that any such payments will be made is remote so that the debt securities will not be treated as contingent payment debt instruments solely because of this possibility, and such possibility will not affect the timing or amount of interest income that a U.S. holder must recognize unless and until any such payments are made. Our determination that these contingencies are remote is binding on a U.S. holder unless the U.S. holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the debt securities may be different from that described herein.

  Disposition of the debt securities

        A U.S. holder generally recognizes capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of debt securities. This gain or loss will equal the difference between the U.S. holder's adjusted tax basis in the debt securities and the proceeds received, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent the U.S. holder has not previously included the accrued interest in income.

        A U.S. holder's adjusted tax basis in the debt securities generally will equal such U.S. holder's initial investment in the debt securities increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to any of the debt securities.

        The proceeds the U.S. holder receive will include the amount of any cash and the fair market value of any other property received for the debt securities. The U.S. holder's adjusted tax basis in the debt securities will generally equal the amount paid for the debt securities less any principal payments received. The gain or loss will be long-term capital gain or loss if the U.S. holder held the debt securities for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum federal income tax rate of 15%. The deductibility of capital losses may be subject to limitation.

  Information reporting and backup withholding

        Information reporting will apply to payments of interest and principal on, or the proceeds of the sale or other disposition of, debt securities held by a U.S. holder, and backup withholding may apply to payments of interest unless the U.S. holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

  Tax Consequences to Non-U.S. Holders

  Non-U.S. holder

        A holder of our debt securities is a "non-U.S. holder" for purposes of this discussion if such holder is a beneficial owner of debt securities and is not a "U.S. holder" or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

  Interest on the debt securities

        For a non-U.S. holder, payments of interest on the debt securities generally are exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if the interest is not effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder properly certifies as to its foreign status as described below, and:

  •
  the non-U.S. holder does not own directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

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  the non-U.S. holder is not a "controlled foreign corporation" that is related to us through stock ownership; and

  •
  the non-U.S. holder is not a bank whose receipt of interest on the debt securities is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

        The portfolio interest exemption and several of the special rules for non-U.S. holders described herein generally apply only if the non-U.S. holder appropriately certifies as to its foreign status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If the non-U.S. holder holds the debt securities through a financial institution or other agent acting on its behalf, the non-U.S. holder may be required to provide appropriate certifications to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If the non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to a U.S. federal withholding tax at a 30% rate, unless the non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of a tax treaty, or the payments of interest are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and the non-U.S. holder meet the certification requirements described below. See "—Income or Gain Effectively Connected With a U.S. Trade or Business."

  Disposition of debt securities

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of debt securities unless:

  •
  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and if a tax treaty applies, is attributable to its permanent establishment in the United States);

  •
  the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

  •
  the non-U.S. holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

  Income or gain effectively connected with a U.S. trade or business

        The preceding discussion of the tax consequences of the purchase, ownership and disposition of debt securities by a non-U.S. holder generally assumes that the non-U.S. holder is not engaged in a

U.S. trade or business. If any interest on the debt securities or gain from the sale, exchange or other taxable disposition of the debt securities is effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and if a tax treaty applies, is attributable to a permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent

  U.S. federal estate tax

        If the non-U.S. holder is an individual and is not a resident of the United States (as specially defined for U.S. estate tax purposes) at the time of the non-U.S. holder's death, the debt securities will not be included in its estate for U.S. federal estate tax purposes unless, at the time of death, interest on the debt securities does not qualify for the "portfolio interest" exemption.

  Information reporting and backup withholding

        Payments to non-U.S. holders of interest on debt securities, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder. United States backup withholding tax generally will not apply to payments of interest and principal on debt securities to a non-U.S. holder if the statement described in "Tax consequences to non-U.S. holders—Interest on the debt securities" is duly provided by the non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person.

        Payment of the proceeds of a disposition of debt securities effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. holder otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of debt securities outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the non-U.S. holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of debt securities effected outside the United States by such a broker if it:

  •
  is a United States person;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

Reportable Transactions

  •
  Treasury Regulations requires us to complete and file Form 8886 ("Reportable Transaction Disclosure Statement") with our tax return for any taxable year in which we participate in a "reportable transaction." Additionally, each partner treated as participating in a "reportable transaction" of us is required to file Form 8886 with its tax return. We and any such partner, respectively, must also submit a copy of the completed form with the IRS's Office of Tax Shelter Analysis.

        We intend to notify the partners of what we believe (based on information available to us) might be a "reportable transaction," and intend to provide each partners with any available information needed to complete and submit Form 8886 with respect to such transaction. In certain situations, there may also be a requirement that a list be maintained of persons participating in such "reportable transactions," which could be made available to the IRS at its request.

        Under the Internal Revenue Code, a significant penalty is imposed on taxpayers who participate in a "reportable transaction" and fail to make the required disclosure.

        Holders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

Accuracy-Related Penalties

        A penalty equal to 20% of the amount of any portion of an underpayment of tax, which is attributable to one or more of particular listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty is imposed, however, with respect to any portion of an underpayment if it is shown that there was a "reasonable cause" for that portion and that the taxpayer acted in good faith with respect to that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty is reduced if any portion is attributable to a position adopted on the return:

  •
  with respect to which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        If any item of our income, gain, loss or deduction included in the distributive shares of holders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for holders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Recent Changes in U.S. Federal Income Tax Law

        The recently-enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain recognized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        In addition to the foregoing, a 20% accuracy-related penalty now applies to any portion of an underpayment of tax that is attributable to any transaction lacking "economic substance." To the extent that any such transaction is not disclosed, the penalty imposed is increased by 40%. Unlike traditional accuracy-related penalties, however, there is no reasonable cause defense to the imposition of this penalty to such transactions.

INVESTMENT IN US BY BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans may be subject to:

  •
  the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

  •
  restrictions imposed by Section 4975 of the Internal Revenue Code; and

  •
  similar laws applicable to governmental, church, foreign and other plans that may be exempt from such provisions of ERISA or the Internal Revenue Code ("similar laws").

        For these purposes, the term "employee benefit plan" may include:

  •
  tax-qualified pension, profit-sharing and stock bonus plans;

  •
  simplified employee pension plans;

  •
  tax deferred annuities;

  •
  individual retirement accounts ("IRAs"), SIMPLE IRAs and self-employed plans;

  •
  other non-ERISA plans, such as governmental, church and foreign plans; and

  •
  any entity whose underlying assets include plan assets by reason of an employee benefit plan's investment in the entity.

General Considerations for Investments by Employee Benefit Plans

        Prior to making an investment in us, consideration should be given to, among other things:

  •
  whether the investment is permitted under the terms of the employee benefit plan;

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA or similar laws;

  •
  whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA or similar laws;

  •
  whether the investment will result in a prohibited transaction for purposes of Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return; and

  •
  whether, as a result of the investment, the employee benefit plan will be required to file an exempt organization business income tax return with the IRS.

        See "Tax Consequences—Tax Treatment of Tax-Exempt Holders of Common Units, Senior Units and Deferred Participation Units."

Considerations with Respect to "Plan Asset" Rules

        Under Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor under ERISA (the "plan asset rules"), as a general rule, the underlying assets of corporations, partnerships, trusts and certain other entities in which an employee benefit plan subject to ERISA acquires an "equity interest" will be deemed, for purposes of ERISA, to be assets of the investing plan unless certain exceptions apply. Our common units, senior units, deferred participation units and warrants to purchase any of the foregoing may constitute "equity interests" for this purpose. We do not expect that any debt securities issued by Ferrellgas Partners (or warrants to purchase such debt securities), or as to which Ferrellgas Partners Finance Corp. is a co-obligor, would qualify as "equity interests" for this purpose, unless such debt securities were not treated as indebtedness under applicable local law or included substantial equity features.

        If any of our assets were deemed to be "plan assets" of any investing plan under the plan asset rules, then those assets, transactions involving those assets and the persons with authority or control over and otherwise providing services with respect to those assets could be subject to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, with potential adverse consequences to us, our general partner, the investing plan and any fiduciary thereof.

        Under one applicable exception to the plan asset rules, an entity's assets are not considered to be "plan assets" if the equity interests acquired in the entity by an employee benefit plan are "publicly traded securities," defined as securities that are:

  •
  widely held by 100 or more investors independent of us and each other;

  •
  freely transferable; and

  •
  registered under certain provisions of the federal securities laws.

        We intend for any common units we issue to qualify as "publicly traded securities" for this purpose.

        Under a second applicable exception to the plan asset rules, an entity's assets are not considered to be "plan assets" if the entity in which the employee benefit plan invests is an "operating company," defined as an entity that it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority owned subsidiary or subsidiaries. We intend for any senior units, deferred participation units or warrants to purchase common units, senior units or deferred participation units, to the extent they do not qualify for the "publicly traded security" exception described above, to qualify instead as equity interests in an "operating company" for this purpose.

        If for any reason any security we issue should fail to qualify for either of the exceptions above, there is a third exception available, to the extent equity participation in us by "benefit plan investors," defined as employee benefit plans subject to the fiduciary requirements of ERISA, IRAs and other plans subject to the prohibited transaction rules in Section 4975 of the Internal Revenue Code, and any entity whose underlying assets include plan aseets by reason of an employee benefit plan's investment in such entity, is not significant. Benefit plan investors' equity participation in us would be deemed significant as of any date if, immediately after the most recent acquisition of an equity interest in us, 25% or more of the value of any class of our equity interests (disregarding any equity interests held by persons who have discretionary authority or control with respect to our assets or by persons who provide investment advice for a direct or indirect fee with respect to our assets) is held by benefit plan investors. We reserve the right to limit investment in us by any benefit plan investor, including (without limitation) by rejecting any offer to purchase our securities by a benefit plan investor or redeeming any securities held by a benefit plan investor which are redeemable at our option, to the extent we deem necessary or appropriate to qualify for this exception.

Review by Counsel

        This discussion is a general summary of some of the rules which apply to investments in us by employee benefit plans as of the date of this prospectus. The rules governing investments by employee benefit plans change frequently, and we have no duty to, nor will we, inform you about any changes to such rules if and when they occur. This summary does not describe all of the rules or other considerations that may be relevant to the investment in us by employee benefit plans and is not, and should not be construed as, legal advice or a legal opinion or a representation that an investment in our securities meets the requirements of ERISA, the Internal Revenue Code or any other similar laws. Plan fiduciaries contemplating an investment in us should consult with their own counsel regarding the potential consequences of such an investment under such laws.

PLAN OF DISTRIBUTION

        We may sell the securities from time-to-time pursuant to any one or more of the following methods:

  •
  underwritten public offerings;

  •
  a block trade, which may involve crosses, in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through the settlement of short sales;

  •
  directly to purchasers or to a single purchaser; and

  •
  privately negotiated transactions.

        The applicable prospectus supplement with respect to a particular offering of securities will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, and if required, dealers of agents;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities. Direct sales may be made at a discount to prevailing market prices.

        If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

        With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over—allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over—allotments or short positions by making purchases in the open market or by exercising their over—allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON UNITS, SENIOR UNITS AND DEFERRED PARTICIPATION UNITS

Common Units

        As of April 30 2012, Ferrellgas Partners had 78,965,469 common units outstanding, representing an aggregate 98% limited partner interest. Of those common units, 21,716,554 or approximately 28% are held by Ferrell Companies, Inc., the owner of our general partner, and its affiliates.

        A copy of the partnership agreement of Ferrellgas Partners is incorporated herein by reference. A summary of the important provisions of the partnership agreement of Ferrellgas Partners and the rights and privileges of our common units is included in our registration statement on Form 8-A/A as filed with the SEC on February 18, 2003, including any amendments or reports filed to update such descriptions. See "Where you Can Find More Information."

        Our common units are listed on the New York Stock Exchange under the symbol "FGP." Any additional common units we issue will also be listed on the New York Stock Exchange.

Senior Units and Deferred Participation Units

        The partnership agreement of Ferrellgas Partners authorizes Ferrellgas Partners to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the rights, preferences and privileges established by our general partner in its sole discretion without the approval of any of our limited partners. In accordance with Delaware law and the provisions of that partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which our common units are not entitled.

        We have no senior units or deferred participation units outstanding as of the date of this prospectus. The terms of any deferred participation units we offer under this prospectus may have distribution, liquidation or other rights ranking junior to, or on a parity with, our senior units or common units and may be subject to limitations and restrictions that are not applicable to our senior units or common units. Generally, deferred participation units will participate in our distributions at some time after their initial issuance based on targeted distribution levels.

        Should Ferrellgas Partners offer senior units or deferred participation units under this prospectus, a prospectus supplement relating to the particular series of senior units or deferred participation units offered will include the specific terms of those senior units or deferred participation units, including the following:

  •
  the designation, stated value and liquidation preference of the senior units or deferred participation units and the number of senior units or deferred participation units offered;

  •
  the initial public offering price at which the senior units or deferred participation units will be issued;

  •
  the conversion or exchange provisions of the senior units or deferred participation units;

  •
  any redemption or sinking fund provisions of the senior units or deferred participation units;

  •
  the distribution rights of the senior units or deferred participation units, if any;

  •
  a discussion of material federal income tax considerations, if any, regarding the senior units or deferred participation units; and

  •
  any additional rights, preferences, privileges, limitations and restrictions of the senior units or deferred participation units.

DESCRIPTION OF DEBT SECURITIES

        The debt securities issued pursuant to this prospectus and an applicable prospectus supplement by Ferrellgas Partners will be:

  •
  direct secured or unsecured general obligations of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as co-obligors; and

  •
  either senior debt securities or subordinated debt securities.

        The nature of Ferrellgas Partners Finance Corp.'s role as co-obligor with Ferrellgas Partners is that each issuer of the applicable debt securities is jointly and severally fully and unconditionally liable on the debt securities. In effect, each issuer could be considered to have fully and unconditionally guaranteed the other issuer's payment obligations. Because some institutional investors in the debt securities may be unable to hold the debt securities by reason of our structure and the legal investment laws of their states of organization or their charters, the debt securities are expected to be co-issued by a partnership and a corporation. Ferrellgas Partners Finance Corp. will not receive any additional consideration for acting as co-issuer or as co-obligor for its payment obligations under the debt securities.

        Senior debt securities will be issued under one or more senior indentures. Subordinated debt securities will be issued under one or more subordinated indentures. Any senior indenture and any subordinated indenture are each referred to in this prospectus as an indenture and collectively referred to as the indentures. We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Any reference to the trustee in this prospectus shall refer to the trustee under the indentures together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.

        Although the material terms of any indenture or supplemental indenture will be described in this prospectus and in a prospectus supplement, you should read the applicable indenture and supplemental indenture, if any, because they, and not this description or the description in the prospectus supplement, control your rights as holders of the debt securities.

        For purposes of this description:

  •
  the "partnership" refers to Ferrellgas Partners, L.P.; and

  •
  the words "we," "us," "our" and "ourselves" refer to the co-issuers of the applicable debt securities, Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and an indenture or supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:

  •
  the issuers of the debt securities;

  •
  the form and title of the debt securities;

  •
  any limit on the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the interest rate, which may be fixed or variable, that the debt securities will bear, if any, the date or dates from which interest will accrue, the interest payment dates for the debt securities and the regular record dates for interest payable on any interest payment date;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any change of control offer provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional Events of Default or covenants; and

  •
  any other terms of the debt securities.

        Debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and are sold at a discount to their stated principal amount. Under applicable tax laws, the holder of an original issue discount debt security would likely be required to include the original issue discount in income before the receipt of cash attributable to that income. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other considerations relevant to these securities.

Provisions Only in a Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. However, any secured senior debt securities will effectively rank senior to any unsecured senior debt to the extent of the value of the property securing the secured senior debt securities.

        A senior indenture or a supplemental indenture relating to a specific series of senior debt securities will contain restrictive covenants that, unless otherwise specified in a prospectus supplement, will not be included in a subordinated indenture or supplemental indenture relating to a specific series of subordinated debt securities. We expect that the these covenants will include a prohibition on our ability to incur liens on our property, other than permitted liens, unless the debt securities are secured equally and ratably with the obligation or liability secured by such liens. These covenants may also include restrictions on our ability and the ability of our restricted subsidiaries to:

  •
  incur indebtedness;

  •
  make restricted payments;

  •
  engage in transactions with our affiliates;

  •
  create restrictions on the ability of our restricted subsidiaries to pay dividends or make particular other payments; and

  •
  sell and lease back our assets.

        The specific terms of any such covenants or other covenants applicable to any specific series of debt securities will be contained in the applicable prospectus supplement.

Provisions Only in a Subordinated Indenture

        The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness.

        In addition, claims of our subsidiaries' creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, of our subsidiaries.

        A subordinated indenture relating to a specific series of subordinated debt securities will define "senior indebtedness" to mean the principal of, premium, if any, and interest on:

  •
  all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states that it has the same ranks as, or ranks junior to, the subordinated debt securities; and

  •
  any deferrals, renewals or extensions of any senior indebtedness.

        However, the term "senior indebtedness" will not include:

  •
  any of our obligations to our subsidiaries;

  •
  any liability for Federal, state, local or other taxes owed or owing by us;

  •
  any accounts payable or other liability to trade creditors, arising in the ordinary course of business, including guarantees of, or instruments evidencing, those liabilities;

  •
  any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

  •
  any obligations with respect to any capital stock, partnership interests, membership interests or other equity interests of any kind; or

  •
  any indebtedness incurred in violation of the subordinated indenture.

        There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under a subordinated indenture. Any subordinated debt securities will rank equally with our other subordinated indebtedness.

Provisions Applicable to Both Types of Indentures

  Merger, Consolidation or Sale of Assets

        Each indenture will provide that the partnership may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity unless:

  •
  the partnership is the surviving entity or the entity formed by or surviving the transaction, if other than the partnership or the entity to which the sale was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the entity formed by or surviving the transaction, if other than the partnership or the entity to which the sale was made assumes all the obligations of the partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and an indenture;

  •
  immediately after the transaction no Event of Default, or event that is or after notice or the passage of time would be an Event of Default (a "Default"), exists; and

  •
  with respect to any series of debt securities of the partnership, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, the partnership or such other entity or survivor is permitted to incur at least $1.00 of additional indebtedness under any covenant restricting our ability to incur indebtedness applicable to that series of debt securities.

  •
  Each indenture will also provide that Ferrellgas Partners Finance Corp. may not consolidate or merge with or into, whether or not it is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity except under conditions similar to those described in the paragraph above.

  Limitations on Ferrellgas Partners Finance Corp.

        In addition to any other covenants restricting our ability to incur indebtedness that may be contained in an indenture or supplemental indenture, each indenture will provide that Ferrellgas Partners Finance Corp. may not incur any indebtedness, as defined in the applicable indenture, unless:

  •
  the partnership is a co-obligor or guarantor of the indebtedness; or

        the net proceeds of the indebtedness are either:

  •
  lent to the partnership;

  •
  used to acquire outstanding debt securities issued by the partnership; or

  •
  used, directly or indirectly, to refinance or discharge indebtedness permitted under the limitation of this paragraph.

        Ferrellgas Partners Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the partnership.

  Events of Default and Remedies

        Each indenture will describe in detail the occurrences that would constitute an "Event of Default." These occurrences include the following with respect to each series of debt securities:

  •
  default in the payment of the principal of or premium, if any, on any debt security of that series when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

  •
  default in the payment of an installment of interest on any of the debt securities of that series, when the same becomes due and payable, which default continues for a period of 30 days;

  •
  default in the performance, or breach, of any term, covenant or warranty contained in the debt securities of that series or the applicable indenture, other than a default specified in either of the two clauses above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given to the applicable issuers by the trustee or to the applicable issuers and the trustee by holders of 25% in aggregate principal amount of the applicable series of debt securities then outstanding;

  •
  specified events of bankruptcy, insolvency or reorganization with respect to us has occurred; or

  •
  any other Event of Default with respect to that series set forth in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement.

        If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of debt securities then outstanding may declare all the debt securities of that series to be due and payable immediately.

        Notwithstanding the foregoing, in the case of an Event of Default arising from specified events of bankruptcy or insolvency, with respect to the applicable issuers, all outstanding applicable debt securities will become due and payable immediately without further action or notice. Holders of debt securities may not enforce an indenture or the debt securities except as provided in the applicable indenture. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding debt securities may direct the trustee of that series of debt securities in its exercise of any trust or power. The trustee may withhold from holders of debt securities notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of a series of debt securities and then outstanding, by notice to the trustee for those debt securities, may waive any existing Default or Event of Default for all holders of that series and its consequences under an indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the debt securities or a Default or Event of Default in respect of a covenant or provision that may not be modified without the consent of the holder of each outstanding debt security of that issuer.

        The issuers are required to deliver to the trustee annually a statement regarding compliance with an indenture.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture or under any other indenture.

  Legal Defeasance and Covenant Defeasance

        We may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of Ferrellgas Partners Finance Corp. and at any time, elect to have all of our obligations discharged with respect to any series of outstanding debt securities. This is known as "legal defeasance." However, under legal defeasance we cannot discharge:

  •
  the rights of holders of outstanding debt securities to receive payments with respect to any principal, premium, and interest on the debt securities when the payments are due;

  •
  our obligations with respect to the debt securities concerning registration, transfer and/or exchange of debt securities or mutilated, destroyed, lost or stolen debt securities;

  •
  our obligation to maintain an office or agency for payment and money for security payments held in trust;

  •
  the rights, obligations, duties and immunities of the trustee, and our obligations in connection therewith;

  •
  the rights, if any, of holders to convert or exchange debt securities; and

  •
  the legal defeasance provisions of an indenture.

        In addition, we may, at our option and at any time, elect to have our obligations released with respect to specified covenants that are described in an indenture or supplemental indenture. This is called "covenant defeasance." After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the debt securities. In the event covenant defeasance occurs, specific events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, will no longer constitute an Event of Default with respect to the debt securities.

        To exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of debt securities, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding debt securities on the stated maturity date or on the applicable redemption date.

  Amendment, Supplement and Waiver

        In general, each indenture and the debt securities may be amended or supplemented, and any existing default or compliance with any provision of an indenture or the debt securities may be waived, with the consent of the holders of at least a majority in principal amount of the debt securities of each affected series of the applicable issuers then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for debt securities. However, without the consent of each holder of affected debt securities of the applicable issuers, among other matters, an amendment or waiver may not, with respect to any debt securities held by a non-consenting holder of debt securities:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce the rate of or change the time for payment of interest on any debt securities; or

  •
  waive a Default in the payment of principal or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  make any note payable in money other than that stated in the debt securities;

  •
  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal, premium, if any, or interest on the debt securities; or

  •
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of debt securities, we and the trustee may amend or supplement an indenture or the debt securities with respect to specific matters, including:

  •
  curing any ambiguity, defect or inconsistency; and

  •
  making any change that could provide any additional rights or benefits to the holders of debt securities that does not adversely affect the legal rights under an indenture of any such holder.

  No Limit on Amount of Debt Securities

        The indentures may not contain limits on the amount of debt securities that we may issue under the indentures, subject to compliance with any covenant in respect of any previously issued series of debt securities under the applicable indenture that limits our ability to incur indebtedness.

  Registration of Debt Securities

        We may issue debt securities of a series in registered, bearer, coupon or global form.

The Trustee

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. Should the trustee become our creditor, each indenture will contain specific limitations on the trustee's rights to obtain payment of claims or to realize on specific property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict or resign.

        The holders of a majority in principal amount of the outstanding debt securities of the affected series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. Each indenture will provide that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under any indenture at the request of any holder of debt securities, unless the holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Book-Entry, Delivery and Form of the Debt Securities

  Global Notes

        Unless otherwise stated in the prospectus supplement, we will issue the debt securities in denominations of $1,000 and in fully registered form without coupons. Each debt security will be represented by a global note registered in the name of a nominee of the depositary. Except as set forth in the prospectus supplement, the debt securities will be issuable only in global form. Upon issuance, all debt securities will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between the depositary and the trustee. Your beneficial interest in a debt security will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on the debt securities represented by a global note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company, often referred to as DTC, will be the initial depositary.

        We have provided the following descriptions of the operations and procedures of DTC and its participants solely as a matter of convenience. These operations and procedures are solely within the control of DTC and its participants and are subject to change by them. Neither we, any underwriter, dealer, agent, trustee nor paying agent take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        In addition, neither we, any trustee nor any paying agent will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We, any trustee and any paying agent may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of any debt securities issued.

  The Depositary

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act;

  •
  DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC; DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts; this eliminates the need for physical movement of securities certificates;

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  Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations;

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  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"); DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies; DTCC is owned by the users of its regulated subsidiaries;

  •
  access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"); and

  •
  the DTC rules applicable to its participants are on file with the SEC.

        Purchases of the global notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the global notes on DTC's records. The ownership interest of each actual purchaser of each global note ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the global notes is discontinued.

        To facilitate subsequent transfers, all of the global notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the global notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such global notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global notes unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the global notes are credited on the record date (identified in a listing attached to the omnibus proxy.

        Redemption proceeds, distributions and dividend payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or our agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

        A beneficial owner will give notice to elect to have its book-entry debt securities purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry debt securities by causing the direct participant to transfer the participant's interest in the book-entry debt securities, on the depositary's records, to the paying agent. The requirement for physical delivery of book-entry debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry debt securities are transferred by a direct participant on the depositary's records and followed by a book-entry credit of tendered debt securities to the paying agent's DTC account.

        DTC may discontinue providing its services as depository with respect to the global notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, global note certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, global note certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF WARRANTS

        Ferrellgas Partners may issue warrants to purchase debt securities, common units or other securities issued by us. Warrants may be issued independently or together with other securities and may be attached to or separate from these securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The specific terms of the warrants as well as the warrant agreement and the identification of the warrant agent shall be set forth in a prospectus supplement.

Debt Warrants

        A prospectus supplement will describe the terms of Ferrellgas Partners' debt warrants, the warrant agreement relating to the debt warrants and the debt warrant certificates representing our debt warrants. These descriptions will include the following:

  •
  the title of the debt warrants;

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  the aggregate number of debt warrants being offered;

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  the price or prices at which the debt warrants will be issued;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which such principal amount of debt securities may be purchased upon such exercise;

  •
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  •
  the date on which the right to exercise the debt warrants shall commence, and the date on which such right shall expire;

  •
  the maximum or minimum number of debt warrants that may be exercised at any time;

  •
  a discussion of material federal income tax considerations of the debt warrants and the exercise thereof, if any; and

  •
  any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

        Unless otherwise set forth in the applicable prospectus supplement, debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities that are purchasable upon such exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise.

Common Unit Warrants And Other Warrants

        A prospectus supplement will describe the terms of Ferrellgas Partners' common unit warrants and other warrants, the warrant agreement relating to our common unit warrants and other warrants and the warrant certificates representing our common unit warrants and other warrants. These descriptions will include the following:

  •
  the title of the warrants;

  •
  the aggregate number of warrants being offered;

  •
  the price or prices at which the warrants will be issued;

  •
  the securities for which the warrants are exercisable, and the price at which such securities may be purchased upon such exercise;

  •
  any provisions for adjustment of the exercise price of such warrants or the number of common units or number or amount of other securities of ours or another issuer that are receivable upon the exercise of such warrants;

  •
  the date, if any, on and after which the warrants and the related common units or other securities of ours or another issuer will be separately transferable;

  •
  the date on which the right to exercise the warrants shall commence, and the date on which such right shall expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time;

  •
  a discussion of material federal income tax considerations of the debt warrants and the exercise thereof, if any; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        Unless otherwise set forth in the applicable prospectus supplement, warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of warrants, holders of the warrants will not have any of the rights of holders of the securities that are purchasable upon such exercise and will not be entitled to any distributions or dividends, if any, on the securities purchasable upon such exercise.

Exercise of Warrants

        Unless otherwise set forth in the applicable prospectus supplement, each warrant will entitle the holder of the warrant to purchase for cash a particular principal amount of debt securities, number of common units, or number or amount of other securities at an exercise price that shall be described in, or be determinable in, an applicable prospectus supplement. Warrants will be exercisable at any time up to the close of business on the expiration date of such warrants as set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants will be exercisable as set forth in the applicable prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, common units or other securities purchasable upon such exercise to the warrant holder. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining unexercised warrants.

 WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

        We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC's website at www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

        Because our common units are traded on the New York Stock Exchange, we also provide our SEC filings and particular other information to the New York Stock Exchange. You may obtain copies of these filings and this other information at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

        In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

Incorporation of Documents by Reference

        We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to incorporate by reference information into this prospectus. Incorporation by reference means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

        We are "incorporating by reference" in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC (except those portions of the filings that relate to Ferrellgas, L.P. or Ferrellgas Finance Corp. as separate registrants) and that was incorporated by reference into this prospectus.

        The following documents are incorporated by reference into this prospectus:

  •
  the Annual Report on Form 10-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the fiscal year ended July 31, 2011, as filed with the SEC on September 26, 2011;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the quarterly period ended October 31, 2011, as filed with the SEC on December 9, 2011;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the quarterly period ended January 31, 2012, as filed with the SEC on March 9, 2012;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the quarterly period ended April 30, 2012, as filed with the SEC on June 8, 2012;

  •
  the Current Reports on Form 8-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., as filed with the SEC on January 5, 2012 and January 20, 2012;

  •
  the description of Ferrellgas Partners' common units in its registration statement on Form 8-A/A of Ferrellgas Partners, L.P., as filed with the SEC on February 18, 2003, and any amendments or reports filed to update the description;

  •
  all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement; and

  •
  all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the securities offered by this prospectus.

        If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1500

LEGAL MATTERS

        Particular legal matters related to the securities described in this prospectus have been or will be passed upon for us by McGuireWoods LLP, including the validity of the securities described in the prospectus.

EXPERTS

        The consolidated financial statements, and the related consolidated financial statement schedules, incorporated in this Prospectus by reference from Ferrellgas Partners, L.P.'s Annual Report on Form 10-K for the year ended July 31, 2011, and the effectiveness of Ferrellgas Partners L.P.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated September 26, 2011, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Ferrellgas Partners Finance Corp. incorporated in this Prospectus by reference from Ferrellgas Partners Finance Corp.'s Annual Report on Form 10-K for the year ended July 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated September 26, 2011, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated herein by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use or are preceded by words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

        Forward-looking statements are not guarantees of future performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

        Some of our forward-looking statements include the following:

  •
  whether the operating partnership will have sufficient funds to meet its obligations, including its obligations under its debt securities, and to enable it to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to its existing debt;

  •
  whether Ferrellgas Partners and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing their indebtedness; and

  •
  our expectations that "Net earnings" will be greater in fiscal 2012 compared to fiscal 2011 primarily due to our expectation that "Loss on extinguishment of debt" will not reoccur.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our fiscal year ended July 31, 2011 and in our Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2012, each of which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" in this prospectus, in our Annual Report on Form 10-K for our fiscal year ended July 31, 2011, which is incorporated by reference in this prospectus. See "Where You Can Find More Information." Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions or pay interest on the principal of any of our debt securities. We undertake no obligation to update any forward-looking statements after distribution of this prospectus.

        In addition, the classification of Ferrellgas Partners as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes on the income of our subsidiaries that are corporations. See the section in our Annual Report on Form 10-K for our fiscal year ended July 31, 2011 entitled "Item 1A. Risk Factors—Tax Risks." The IRS could treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders.

Ferrellgas Partners, L.P.

2,040,818 Common Units

Representing Limited Partner Interests

P R O S P E C T U S    S U P P L E M E N T

April 30, 2014